Exhibit 99.1

Amendment to the Bylaws of XL Generation International Inc.

Effective as of March 17, 2006, the Company has amended its Bylaws by duly authorized action taken by the Board of Directors. Article III, Section 1 of the Company’s Bylaws previously provided as follows:

Annual Meeting.  The annual meeting of the shareholders of the corporation for the election of officers and for such other business as may properly come before the meeting shall be held at such place as set forth in compliance with these bylaws.  The meeting shall be held on the 1st day of March of each year beginning with the year 2005 at 10:00 a.m.  If this day is a legal holiday, then the meeting shall be held on the next business day.

As of March 17, 2006, Article III, Section 1 of the Company’s Bylaws has been revised as follows:

Annual Meeting. An annual meeting of the shareholders of the Corporation for the election of directors and for such other business as may properly come before the meeting shall be held at such time and place as may be determined by a majority of the Corporation’s Board of Directors. A meeting requested by a majority of the Board of Directors shall be called by the President for a date not less than 10 nor more than 60 days after the request is made.